EXHIBIT 10.2

EXECUTION COPY

CERIDIAN CORPORATION

Personal and Confidential

Date:	March 8, 2007

To:	Douglas C. Neve

From:	Kathryn Marinello Kairus Tarapore

Subject:              Mutual Termination Agreement

This Mutual Termination Agreement (the “MTA”) will confirm the agreement to mutually terminate the employment relationship between Ceridian Corporation, on behalf of itself and its subsidiaries, affiliates, directors, officers, successors, assigns, and agents (“Ceridian”) and you.  In addition, and pursuant to Ceridian’s Corporate Governance Policies and Guidelines, you have resigned as an officer of the Corporation effective March 8, 2007 (the “Termination Date”).  For purposes of this Agreement, the term “Payment Date” shall mean any date within five business days following satisfaction of the Release Conditions (subject to paragraph 25 of this MTA).  For purposes of this Agreement, the term “Release Conditions” shall mean (a) your execution and delivery to Ceridian of the Release attached as Exhibit A to this MTA (the “Release”) and (b) your non-revocation of the Release during the fifteen calendar days following your execution and delivery to Ceridian of the Release.

1.                                       Termination of Executive Employment Agreement

This MTA shall constitute notice of termination of the Executive Employment Agreement between you and Ceridian, dated March 14, 2005 (“EEA”) pursuant to paragraphs 4.03(b) and 9.03 of the EEA.  The EEA and any other written or verbal agreements between Ceridian and you, if any, are hereby terminated and, except as expressly provided for in this MTA (including without limitation, paragraphs 12 and 13 of this MTA), are of no further force or effect; it being understood and agreed that specified provisions of the EEA shall survive and be incorporated by reference into this MTA as provided below.  By mutual agreement with Ceridian, you hereby resign, effective as of the Termination Date, from your positions as Executive Vice President and Chief Financial Officer of Ceridian, and from all other positions you may currently hold as an officer or member of the Board of Directors of any of Ceridian’s subsidiaries or affiliates.  You shall sign and deliver to Ceridian such other documents as may reasonably be requested to reflect such resignations.

2.                                       Notice Payment

Pursuant to paragraph 4.03(b) of the EEA, on the Payment Date, Ceridian will pay to you $82,192, less applicable withholdings, such amount representing your base salary through the 75 day notice period.

3.                                       Base Salary Payment

Pursuant to paragraph 4.03(b) of the EEA, on the Payment Date, Ceridian shall pay to you $850,000, less applicable withholdings, such amount representing two years’ base salary and annual perquisite cash adder, which amount includes severance, if any, under the Ceridian Severance Plan.

4.                                       2007 Pro Rata Bonus

Pursuant to paragraph 4.03(b) of the EEA, as soon as practicable following January 1, 2008, but in no event later than March 15, 2008, or, if earlier, upon the occurrence of a change of control of Ceridian within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, Ceridian shall pay to you $106,667, less applicable withholdings, such amount representing the “target” bonus, if any, to which you may otherwise have become entitled under all applicable Ceridian annual bonus plans in effect on the Termination Date had you remained continuously employed for the full fiscal year in which the Termination Date occurred, multiplied by a fraction, the numerator of which is the number of whole months you were employed during the year in which the Termination Date occurs (providing credit for the 75 day notice period referred to in paragraph 2 of this MTA) and the denominator of which is 12.

5.                                       Outplacement

Pursuant to paragraph 4.03(b) of the EEA, in accordance with your request and in full satisfaction of the obligation to make arrangements for reasonable outplacement services, on the Payment Date, Ceridian shall pay to you $20,000, less applicable withholdings.

6.                                       Ceridian Stock Options and Restricted Stock

Options to purchase shares of Ceridian common stock (“Stock Options”),  shares of Ceridian common stock subject to transfer restrictions (“Restricted Shares”) and restricted stock units awarded to you by Ceridian as an employee which have not yet vested (“Accelerated Equity”) as of the Termination Date will vest in full upon the Termination Date; provided, however, that (a) you may not exercise any Stock Options that comprise Accelerated Equity and you may not sell or otherwise transfer any shares of Ceridian common stock that constitute Accelerated Equity until the satisfaction of the Release Conditions and (b) if the Release Conditions are not satisfied by March 24, 2007, you agree to forfeit any such Accelerated Equity and return to Ceridian any amounts realized on the sale of shares of Ceridian common stock underlying such Accelerated Equity or any other disposition of the Accelerated Equity.  Stock Options which are vested as of or upon the Termination Date must be exercised within ninety (90) days of the Termination Date or they will be forfeited.  Restricted Shares, when the restrictions are lifted, are registered in your name at the Bank of New York.  Except as provided in the first sentence of this paragraph 6, Ceridian will not restrict your right to sell shares of Ceridian common stock following the Termination Date; provided, however, that you agree not to sell shares of

Ceridian common stock in violation of the provisions of the federal securities laws, including Rule 10b5-1 under the Securities Exchange Act of 1934.

7.                                       Ceridian Savings and Investment Plan (401(k))

Upon the Termination Date, your active participation in the Ceridian Saving and Investment Plan will cease and you will be eligible to receive benefits in accordance with the terms and conditions of the Ceridian Savings and Investment Plan.

8.                                       Deferred Compensation

Upon the Termination Date, your active participation in the Ceridian Deferred Compensation Plan will cease.  You will be eligible to receive distributions of vested account balances in the aggregate amount of $29,051.66 in accordance with the terms and conditions of the Ceridian Deferred Compensation Plan, including applicable vesting and payment terms.  Unvested account balances as of the Termination Date shall be forfeited.

9.                                       Benefits

a.                                          Long Term Care Insurance

In satisfaction of Ceridian’s obligations pursuant to paragraph 4.06(b) of the EEA, Ceridian shall prepay all remaining premium payments under the long term care insurance policy referenced in Section 4.06(b) of the EEA following satisfaction of the Release Conditions.

b.                                         Personal Days Off

On the Payment Date, Ceridian shall pay to you a lump sum payment of $30,788.46, representing all accrued personal days off, subject to applicable withholding.

c.                                          Health and Dental Coverage

The health and dental coverage in which you and any dependents are currently enrolled terminates on the last day of the month in which the Termination Date occurs.  You will be eligible for benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to eighteen months following the Termination Date.  If you elect COBRA benefit continuation in accordance with the immediately preceding sentence, Ceridian will subsidize the COBRA payments until September 30, 2007 such that you will be required to pay no more for the above mentioned benefits through September 30, 2007 than you would have been required to pay had you continued to be an active employee of Ceridian through such period.  Your continued participation in any healthcare plans of Ceridian in accordance with the terms hereof will run simultaneously with, and therefore reduce, the eighteen month coverage continuation period under COBRA.

d.                                         Life Insurance

All of your company-paid, additional and dependent life insurance will automatically terminate at midnight on the last day of the month in which the Termination Date occurs.  You will be eligible to continue life insurance at your expense in accordance with the provisions of the applicable plan.

e.                                          Other Insurance

Business Travel Accident, Accidental Death and Dismemberment Insurance and short-term and long-term disability provided by Ceridian shall terminate at midnight on the Termination Date.

f.                                            Tax Reimbursement

The terms and conditions of Section 7.04 of the EEA are incorporated by reference into this MTA and shall remain in full force and effect and any capitalized terms used in such Section 7.04 shall have the meanings ascribed to such terms in the EEA.  In the event of a legal dispute between you and Ceridian regarding the enforcement of Ceridian’s obligations or the defense of your rights under Section 7.04 of the EEA, if you ultimately prevail in any such legal dispute (following Ceridian’s exhaustion of all permissible appeals or the expiration of any period during which to appeal any such determination) you shall be entitled to recover from Ceridian reasonable expenses for attorneys’ fees and disbursements incurred.

10.                                 Outstanding Obligations

You agree that you will satisfy all outstanding obligations associated with your employment with Ceridian, including, but not limited to, (a) return of any Ceridian equipment, (b) completion of outstanding expense reports and remittance of unused travel advances or travel advances employed for personal use, and (c) payment of the balance of any personal charges on your Ceridian credit card, no later than the tenth day following the Termination Date (or if that day is not a business day, on the first business day thereafter).

11.                                 Pending and Threatened Litigation and Claims

Ceridian currently is involved in litigation commenced by or on behalf of shareholders and other third parties and is currently subject to an investigation by the Securities and Exchange Commission (“SEC”), and in the future may become involved in other lawsuits, arbitrations or other dispute resolutions or be subjected to other claims (collectively, “Company Litigation”).  You may be requested or subpoenaed to provide testimony to the SEC, or subpoenaed to give deposition testimony or to testify at trial in Company Litigation.  It also may be to Ceridian’s benefit to have you work with Ceridian in the defense of Company Litigation.  Further, it is possible that you could be named as a party-defendant in future litigation involving Ceridian.  In view of these circumstances, you and Ceridian agree as follows:

a.                                          Cooperation

You will make yourself reasonably available upon request to confer with Ceridian’s senior executive officers and lawyers at mutually convenient times and places during regular business hours for reasonable amounts of time regarding Company Litigation.  You will also cooperate with the SEC investigation.  Ceridian will reimburse you for your reasonable travel expenses and costs incurred as a result of your assistance under this Section 11(a).  In addition, Ceridian will pay you a fee of $1,000 per day for each full business day in which you render services pursuant to this Section 11(a), subject to reasonable pro-ration for partial business days.

b.                                         Indemnification and Advancement of Expenses

Notwithstanding your separation from Ceridian’s employment, with respect to events that occurred during your tenure as an officer of Ceridian, you will be entitled, as a former officer of Ceridian, to the same rights that are afforded to its directors and senior executive officers now or in the future, to indemnification and advancement of expenses pursuant to and as provided in the Indemnification Agreement with you, in the Ceridian charter and bylaws and under applicable law, and to coverage and a legal defense under any applicable general liability and/or directors’ and officers’ liability insurance policies maintained by Ceridian.

c.                                          Counsel

The provisions of this paragraph c are subject to eligibility for indemnification and advancement of expenses under paragraph b above.  Ceridian will provide legal counsel at its expense to represent you in Company Litigation, which legal counsel may be the same legal counsel that is representing Ceridian at the same time (“Company Counsel”).  In the unlikely event that a conflict or adversity develops between you and Ceridian that would, under Rule 1.7 of the Minnesota Rules of Professional Conduct, preclude the continued representation of you by Company Counsel in Company Litigation, then you will have the right to withdraw from the representation provided by Company Counsel and to select your own legal counsel to continue to represent you in Company Litigation, in which event Ceridian will reimburse you for the reasonable attorneys’ fees and costs that are charged by your own legal counsel.  If such a circumstance exists you consent to Company Counsel continuing to represent Ceridian and other current and former officers and directors.  Notwithstanding any other provision of this paragraph, you have the right to retain your own legal counsel, at your own expense, to represent you in Company Litigation jointly with Company Counsel, or to represent you in any other legal matters involving you and Ceridian.

12.                                 Confidentiality, Disclosure and Assignment

The terms and conditions of Article V of the EEA, including without limitation, paragraphs 5.01 and 5.02 of the EEA, are incorporated by reference into this MTA and shall remain in full force and effect and are not altered by this MTA and any capitalized terms used in such Article V shall have the meanings ascribed to such terms in the EEA.  You may retrieve and retain any information of a purely personal nature, including your cell phone number and any purely personal data stored on any Ceridian device; provided, however, that such retrieval shall not interfere unreasonably with Ceridian’s operations.

13.                                 Non-Competition/Non-Recruitment and Non-Disparagement

The terms and conditions of Article VI of the EEA, including without limitation paragraphs 6.02, 6.03 and 6.04 of the EEA, are incorporated by reference into this MTA and shall remain in full force and effect and are not altered by this MTA and any capitalized terms used in such Article VI shall have the meanings ascribed to such terms in the EEA.  For the avoidance of doubt, you agree that the restrictive covenants set forth in Article VI of the EEA relating to Non-Competition and Non-Recruitment shall apply to you until March 8, 2009.

14.                                 No Adequate Remedy

We each agree that it is impossible to measure in money the damages which would accrue to either of us by reason of a failure to perform any of the obligations under this MTA or the EEA and therefore injunctive judicial relief, in court, is appropriate.  Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law.

15.                                 Successors and Assigns

This MTA shall be binding upon and inure to the benefit of the successors and assigns of Ceridian, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition.  This MTA shall not be assignable by you.

If you should die before all the payments required to be made to you by Ceridian by this MTA have been made, then all remaining payments specified in such paragraphs shall be made by Ceridian to your wife, if she is then living, or to your estate, if she is not living.

16.                                 Governing Law

This MTA shall be governed and construed in accordance with the laws of the State of Minnesota, without giving effect to the conflicts of law principles thereof and any and every legal proceeding arising out of or in connection with this MTA shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

17.                                 Entire Agreement

This MTA (including those sections of the EEA that are incorporated by reference into this MTA) constitutes the entire understanding between you and Ceridian, and supersedes all prior discussions, representations, and negotiations with respect to the matters herein relating to your termination.  You will not be entitled to any additional compensation or benefits from Ceridian or its subsidiaries or affiliates, except as provided in this MTA, including with respect to those items described in paragraphs 7, 8 and 19 of this MTA.

18.                                 Representations

You acknowledge that you are not aware of any violations or possible violations of Ceridian’s Code of Conduct by any person that have not been addressed and resolved.  You are not aware of any prior certifications provided by you with respect to any of Ceridian’s SEC filings that are untrue in any material respect.

19.                                 Waiver of Other Payments and Benefits; Acknowledgment

The compensation and benefits arrangements set forth in this MTA are in lieu of any rights or claims that you may have with respect to severance or other benefits, or any other form of remuneration from Ceridian or any of its subsidiaries or affiliates, other than benefits under any tax-qualified employee pension benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (including Ceridian’s 401(k) plan), and without limiting the generality of the foregoing, you hereby expressly waive any right or claim that you may have or could assert to payment for salary, bonuses, medical, dental or hospitalization benefits, payments under supplemental retirement plans and incentive plans, life insurance benefits, expenses and attorneys’ fees, except as otherwise provided in this MTA or as mandated under applicable law.  You agree that the payment of the amounts set forth in this MTA is in consideration of your obligations under this MTA.  Without limiting any other remedies available to Ceridian, Ceridian shall be entitled to withhold any unpaid portion of payments contemplated by this MTA if you fail to comply in any material respect with any of the material terms of this MTA; it being understood that in the event that Ceridian withholds any payments pursuant to this sentence and you challenge such withholding pursuant to paragraph 16 of this MTA, Ceridian may ultimately withhold such amounts only to the extent of any damages finally determined pursuant to paragraph 16 of this MTA.  Ceridian acknowledges that the amounts due to you under Ceridian’s 401(k) plan and any amounts due to you under applicable law do not constitute consideration for the Release, and you acknowledge that the payments and benefits contemplated by paragraphs 2 through 6 and paragraphs 9(a), (c) and (f) of this MTA do constitute consideration for the Release.

20.          Public Statements

The parties agree that the Executive’s termination of employment will be announced by the statement attached hereto as Exhibit B, and no subsequent comments shall be made to the media or through other public statements by any party hereto or any of their respective representatives regarding your termination of employment that are inconsistent with such statement, except as may be required by applicable law or regulation.  Neither Ceridian, nor its chief executive officer or directors, will make disparaging statements, in any form, about you which any such party knows, or has reason to believe, are false or misleading.

21.          Tax Withholding.

Notwithstanding any other provision of this MTA, Ceridian may withhold from any amounts payable under this MTA, or any other benefits received pursuant hereto, such Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

22.          Notices

All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address:

(a)  If to Cerdian:

Ceridian Corporation

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425-1640

Attention:  Office of General Counsel

(b) If to you:

Douglas C. Neve

10797 Purdey Road

Eden Prairie, MN 55347

Either party may, by notice hereunder, designate a changed address.  Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

23.          Waivers.

No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

24.          Modification.

No supplement, modification, or amendment of this MTA shall be binding unless executed in writing by both you and Ceridian.

25.          409A

If any compensation or benefits provided by this MTA would reasonably be expected to result in the application of Section 409A, Ceridian shall, in consultation with you, modify this MTA in the least restrictive manner necessary in order to, where applicable, (a) exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or (b) comply with the provisions of Section 409A and/or any rules, regulations or other regulatory guidance issued under Section 409A.

26.          Release

You agree and acknowledge that your receipt of each and every payment and each and every benefit described in this MTA is conditioned upon satisfaction of the Release Conditions.

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CERIDIAN CORPORATION		DOUGLAS C. NEVE

By:	/s/ Gary M. Nelson	/s/ Douglas C. Neve
Gary M. Nelson
Its:	Executive Vice President, CAO, General
Counsel and Corporate Secretary

Date:	As of 3/8/07	Date:	As of 3/8/07

Exhibit A

RELEASE

Reference is made to the Mutual Termination Agreement, dated March 8, 2007, between Ceridian Corporation and me (the “Mutual Termination Agreement”).  I, Douglas C. Neve, on behalf of myself, and all other persons claiming through me, in consideration of the payments under the Mutual Termination Agreement, subject to appropriate withholding, which includes compensation to which I would not otherwise be entitled, do, except as specifically provided below, hereby fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind which I have or may have against Ceridian Corporation, its predecessors, successors, subsidiaries and affiliates and all past and present members of the Board of Directors, officers, employees and agents of those persons and companies (collectively, “Ceridian”) arising out of any actions, conduct, decisions, behavior or events occurring up to the date of my execution of this Release.

I understand and accept that this Release specifically covers but is not limited to any and all claims, complaints, causes of action or demands which I have or may have against the above-referenced released parties relating in any way to the terms, conditions and circumstances of my employment up to the date of my signature below, any form of employment discrimination prohibited under any state’s human rights act, Title VII of the Federal Civil Rights Act of 1964 and the Federal Age Discrimination in Employment Act.  I further understand that this Release extends to but is not limited to all claims which I may have based on statutory or common law claims for negligence or other breach of duty, wrongful discharge, breach of contract, breach of any express or implied promise, misrepresentation, fraud, retaliation, breach of public policy, infliction of emotional distress, defamation, promissory estoppel, failure to pay wages or any other theory, whether legal or equitable. Notwithstanding the foregoing, I do not waive my rights to (i) enforce the performance by Ceridian of its obligations under the Mutual Termination Agreement (including, without limitation, the obligation to make the payments and provide the benefits described in the Mutual Termination Agreement), (ii) any pension or other employee benefits payable pursuant to the terms of the applicable plans of Ceridian or any affiliate, which benefits shall be paid or provided in accordance with the terms of such plans or (iii) indemnification from Ceridian with respect to my service with Ceridian, whether provided pursuant to Ceridian’s bylaws or otherwise.

Nothing contained herein, however, shall be construed to prohibit me from filing a charge with the Equal Employment Opportunity Commission, but my release includes a release of my right to file a court action or to seek individual remedies or damages in any Equal Employment Opportunity Commission-filed court action, and my release of these rights shall apply with full force and effect to any proceedings arising from or relating to such a charge.

I agree that my only remedy for any dispute I have about the enforceability of this Release shall be to submit that dispute to final and binding arbitration in accordance with the rules of the American Arbitration Association.  Ceridian and I agree that I must send written notice of any claim to Ceridian by certified mail, return receipt requested.  Written notice to Ceridian shall be sent to its Secretary at 3311 East Old Shakopee Road, Minneapolis, MN 55425-1640.

1

I understand that I may rescind this Release if I do so in writing, delivered by certified mail, return receipt requested, to Office of the General Counsel, Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, MN 55425-1640, within fifteen (15) calendar days of the date of my signature below.  Upon the expiration of fifteen (15) calendar days from the date indicated below, if I have not rescinded this Release, then Ceridian Corporation shall promptly deliver to me the above-referenced payments contemplated by the Mutual Termination Agreement, subject to appropriate withholding, this Release being contingent upon payment of those amounts.

If sent by mail, the rescission must be:

•              Postmarked within the 15 calendar-day period;

•              Properly addressed to Ceridian; and

•              Sent by certified mail, return receipt requested.

By my signature below, I acknowledge that I fully understand and accept the terms of this Release, and I represent and agree that my signature is freely, voluntarily and knowingly given.  I have had 21 days in which to consider this agreement, and to the extent I execute this agreement before the expiration of the twenty-one day period, I do so knowingly and voluntarily and only after consulting with my attorney.  By my signature below, I further acknowledge that I have been provided a full opportunity to review and reflect on the terms of this Release and to seek the advice of legal counsel of my choice, which advice I have been encouraged to obtain.

If I do not execute this Release within 30 days after I receive it, the offer Ceridian has made for a payment herein is null and void.

DOUGLAS C. NEVE

Date:	March 8, 2007	/s/ Douglas C. Neve

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Exhibit B

CERIDIAN ANNOUNCES DEPARTURE OF

DOUGLAS C. NEVE AS CHIEF FINANCIAL OFFICER

MINNEAPOLIS, March [XX], 2007 — Ceridian Corporation (NYSE: CEN) today announced that it has reached a mutual agreement with Douglas C. Neve, the Company’s Chief Financial Officer, with respect to his departure from the Company, effective immediately.

“Doug has been a valued member of the senior management team and we thank him for his significant contributions to Ceridian over the past few years,” said Kathryn V. Marinello, President and Chief Executive Officer of Ceridian.  “All of us wish Doug the best in his future endeavors.”

Mr. Neve joined Ceridian as Chief Financial Officer in 2004, and previously served as a Senior Audit Partner with Deloitte & Touche LLP.

About Ceridian

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and Employee Assistance Program (EAP) and work-life solutions. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

CONTACTS:

Media Relations:

Pete Stoddart

Ceridian Corporation

952-853-4278

Investor Relations:

Craig Manson

Ceridian Corporation

952-853-6022